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                                  Crusader Bank
                                   Since 1943






September 13, 1996



Mr. Gary Snyder
8324 Brookside Road
Elkins Park, PA 19027

Dear Gary:

This letter will set forth our proposed arrangement with respect to the establishment of Crusader Servicing Corporation (CSC). CSC will be structured as a C corporation, unless we jointly agree to structure it as a limited liability company.

1. CSC will purchase and service delinquent municipality receivables for property taxes and related charges evidenced by Tax Certificates. Crusader will own 60% of the stock of CSC and you and Robert Stein will each own 40%.

2. Initially, CSC will focus on the purchase of Tax Certificates in New Jersey, although it is intended that we will explore other jurisdictions that provide similar opportunities to purchase Tax Certificates.

3. In accordance with the development of mutually agreeable standards for the purchase of Tax Certificates, as set forth on Exhibit A and as updated from time to time, Crusader will fund Tax Certificates purchased by CSC at a cost to CSC equal to the prevailing bank prime lending rate, as reported from time to time in the Wall Street Journal, or such similar publication if the Wall Street Journal is discontinued. Such funding shall be in the form of a line of credit made available to CSC as set forth in an executed commitment letter, a copy of which is attached hereto.

4. We will initially capitalize CSC with $20,000, with each of us funding in proportion to our capital stock interests. We will also enter into a Shareholders Agreement which, among






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Mr. Gary Snyder
September 13, 1996
Page 2


         other things, will set forth our ongoing responsibility to fund further capital and operating needs of CSC.

5. CSC will operate its offices at 1230 Walnut Street. CSC will be responsible for its own operating expenses. To the extent it materially shares in the utilization of Crusader overhead resources (e.g. phones, copier, etc.), Crusader reserves the right to allocate its actual expenses to CSC in connection therewith. This will allow CSC to operate at a significantly lower cost basis in its early stages.

6. Each of the parties will earn compensation from CSC in proportion to their capital interests. Compensation may take the form of salaries, management or consulting fees or benefits. CSC will provide single health care coverage to Snyder and Stein, and the cost thereof will be treated as an expense of CSC, not as compensation. Compensation amounts will be determined by a vote of the shareholders holding 81% of the equity interest in CSC with the intention of making CSC as profitable as possible.

7. The intention of this arrangement is that we are combining Crusader's access to funds with your and Robert's experience in purchasing Tax Certificates and ongoing commitment to CSC's operations. Accordingly, Crusader agrees not to undertake any action to terminate your position with CSC other than for Cause. In addition, the by-laws of CSC will provide for a required 81% shareholder vote to effectuate the sale of CSC or all or substantially all of its assets. You agree that during the period you maintain your ownership position with CSC and for a two month period thereafter, you will not initiate a purchase of any Tax Certificates for your own account or for the account of others without first offering such Tax Certificates to CSC, absent the express written permission of Crusader. This restriction shall not apply to the purchase of Tax Certificates of less than $500 each for your own account or that of your family members. You also agree to use your best efforts to make CSC a profitable entity in accordance with the agreed upon standards for the purchase of Tax Certificates.

         For purposes hereof, Cause shall include the following events: (i) the employee engages in conduct involving deceit, fraud, theft or other dishonesty; (ii) the employee engages in willful misconduct or willfully fails to perform his obligations pursuant to this arrangement; or (iii) the employee is convicted of a felony.







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Mr. Gary Snyder
September 13, 1996
Page 3


8. During the course of this arrangement, you and Stein will be pursuing the acquisition of Tax Certificates for CSC's benefit. At any time, you or Stein may elect to separately account for and benefit from your future production in separate divisions of CSC as mutually agreed by the parties at that time; or you or Stein may unilaterally elect to each have your future acquisitions conducted through separate corporations of which you will each own 40% and Crusader will own 60%. Any such change will not affect the current portfolio of Tax Certificates held by CSC at that time.

Gary, I believe this properly sets forth the details we discussed regarding the formation and operation of CSC. We are excited about the opportunity to work with you to build a successful venture. Please indicate your agreement with this arrangement by signing in the space provided below.


Very truly yours,

/s/ Joseph T. Crowley

Joseph T. Crowley
President


Accepted and Agreed to:


/s/ Gary Synder                                       10/2/97
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Gary Snyder                                          Date